Exhibit 10.4

THE McCLATCHY COMPANY

2012 SENIOR EXECUTIVE RETENTION PLAN

(As Adopted Effective May 16, 2012)

Purpose. With the transition of the corporation’s leadership to a new Chief Executive Officer, the Board of Directors (the “Board”) of The McClatchy Company (“McClatchy”) has recommended the establishment of this 2012 Senior Executive Retention Plan. The purpose of McClatchy’s 2012 Senior Executive Retention Plan (the “Plan”) is to maintain the cohesion of the senior management team, and to motivate and reward eligible senior executive officers for continued dedicated service. This Plan has been approved by the Compensation Committee of McClatchy’s Board (the “Committee”). No shareholder approval is required to give effect to the terms of the Plan. The Committee is responsible for administration of the Plan and, in its sole discretion, shall make all determinations under the Plan.

Covered Individuals. The individuals listed on Exhibit A attached hereto shall be participants in the Plan (the “Participants”).

Amount of Retention Award. Each Participant who continuously remains an employee of McClatchy or a subsidiary of McClatchy during the period beginning on the date hereof (the “Effective Date”) through and including May 16, 2014 shall receive payment of a retention award equal to his or her annual base salary on the Effective Date, as communicated in writing to the Participant by the Committee (the “Retention Award”).

Payment of the Retention Award. Any Retention Award becoming payable as just described shall be paid in a single lump sum, less applicable withholding tax, to the Participant entitled to such payment as soon as reasonably practicable following May 16, 2014 and the Committee’s certification that the Participant has become entitled to payment; provided, further, that in no event will payment of any Retention Award be delayed to a date later than June 30, 2014. If a Participant satisfies the criteria for payment of a Retention Award described under “Amount of Retention Award,” the Participant shall be entitled to payment even if he or she has terminated employment as of the date the Retention Award is paid. Except as provided next, a Participant will not be entitled to receive payment of a Retention Award under this Plan if he or she terminates employment with McClatchy and its subsidiaries on or prior to May 16, 2014. Notwithstanding the preceding:

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A Participant shall be entitled to receive the entire Retention Award, if the Participant ceased to be an employee of McClatchy and its subsidiaries on account of death or Disability, in which case payment shall be made as soon as reasonably practicable following his or her date of termination of employment; and

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A Participant shall be entitled to receive the entire Retention Award, if the Participant ceased to be an employee on account of involuntary termination without Cause, other than on account of Disability, or resignation for Good Reason, in which case payment shall be made as soon as reasonably practicable following his or her date of termination of employment.

Cause. For purposes of this Plan, “Cause” means (a) a willful failure by the Participant to substantially perform the duties of his or her position with McClatchy or any subsidiary, other than a failure resulting from the Participant’s complete or partial incapacity due to physical or mental illness or impairment, or (b) a willful act by the Participant which constitutes gross misconduct and which is materially injurious to McClatchy. No act, or failure to act, by the Participant shall be considered “willful” unless committed without a reasonable belief that the act or omission was in McClatchy’s best interest.

Good Reason. For purposes of this Plan, “Good Reason” means, with respect to a Participant, the occurrence of any of the following circumstances, without the Participant’s express written consent, unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof: (a) a material diminution in the Participant’s base compensation; (b) a material diminution in the Participant’s authority, duties, or responsibilities; (c) a change in the geographic location at which the Participant must perform the duties from Sacramento, California; provided further that a resignation shall not be considered to have been on account of Good Reason unless the Participant provides McClatchy not less than 60 days’ advance notice in writing within 90 days of the initial occurrence of the condition that is the basis for such Good Reason and McClatchy does not correct the condition in the time frame described above.

Disability. For purposes of this Plan, “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than six months or which can be expected to result in death.

Leave of Absence. For purposes of this Plan, the Participant’s employment does not terminate when the Participant goes on a bona fide leave of absence that was approved by McClatchy in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. The Participant’s employment terminates in any event when the approved leave ends unless the Participant immediately returns to active employee work. The Committee determines, in its sole discretion, which leaves count for this purpose, and when the Participant’s employment terminates for purposes of this Plan.

Amendment and Termination. Except as required by applicable law, no amendment to the Plan on or after May 16, 2012 will reduce the rights of Participants to any retention award payable under this Plan. The Plan automatically shall terminate following satisfaction of any and all obligations under the Plan. Plan amendments will require stockholder approval only to the extent required by applicable law.

EXHIBIT A

SENIOR EXECUTIVE OFFICER PARTICIPANTS

Senior Executive Officers	Retention Award
Bob Weil, Vice President of Operations	$573,300
Mark Zieman, Vice President of Operations	$550,000
Karole Morgan-Prager, Vice President, Corporate Development, General Counsel & Secretary	$500,000
Chris Hendricks, Vice President of Interactive Media	$382,500
Anders Gyllenhaal, Vice President of News	$382,500
Heather Fagundes, Vice President of Human Resources	$300,000